United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Act of 1934

May 2, 2013

Date of Report (date of earliest event reported)

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas	71730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Effective May 2, 2013, Deltic Timber Corporation (“Deltic” or the “Company”) acted with the consent of the lenders thereto, to amend and restate the Company’s Revolving Credit Agreement (“Credit Agreement”) originally dated September 9, 2005 and which was thereafter amended on August 7, 2007, and again on February 4, 2011. Pursuant to the May 2, 2013 amendment and restatement of the Credit Agreement: (1) the amount of the Aggregate Revolving Credit Commitments under the Credit Agreement was increased from $297.5 million to $340 million; (2) the term of the Credit Agreement, subject to other provisions, was extended to May 1, 2018; and (3) the pricing of applicable margins and commitment fees percentages were amended as reflected on Schedule I of the Credit Agreement.

Under the Company’s amended and restated Credit Agreement, SunTrust Bank is a lender and is Administrative Agent for the other existing lenders, which are: American AgCredit, PCA; JPMorgan Chase Bank, N.A.; Regions Bank; Wells Fargo Bank, N.A.; BancorpSouth Bank; Bank of America, N.A.; IBERIABANK; and for two new lenders, Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A. “Rabobank Nederland”, New York Branch and Branch Banking and Trust Company.

The foregoing description of the amended and restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Revolving Credit Agreement document, which is filed as Exhibit 10.26 hereto, and is incorporated by reference into this report.

Item 2.03. Creation of a Direct Financial Obligation

The information described above under “Item1.01. Entry into a Material Definitive Agreement” is hereby incorporated by this reference to Item 2.03. Creation of a Direct Financial Obligation.

Item 9.01. Financial Statements and Exhibits

Included herein as Exhibit 10.26 is a copy of the Amended and Restated Revolving Credit Agreement dated May 2, 2013.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

By:	/s/ Jim F. Andrews, Jr.
Jim F. Andrews, Jr., Secretary

Date: May 3, 2013